Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-141336, 333-141337, 333-149813, 333-158102, 333-165563, 333-172889, 333-172890, 333-180122, 333-180123, 333-188643, 333-196000, 333-204387, 333-204388, 333-211476, 333-225016, 333-232847, 333-240038, and 333-252722 on Form S-8 and No. 333-250809 on Form S-3 of our report dated November 18, 2021, relating to the consolidated financial statements of Air Products and Chemicals, Inc. and subsidiaries, and the effectiveness of Air Products and Chemicals, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Air Products and Chemicals, Inc. for the year ended September 30, 2021.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
November 18, 2021